Exhibit 10.10.2

1. Shipbroker Derrick Offshore, Mount View House, 10 The Mount, Guildford, Surrey, GU2 4HN	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001”	PART I
2. Place and date London 14 March 2006
3. Owners/Place of business (Cl. 1)	4. Bareboat Charterers/Place of business (Cl. 1)
Dyvi Cable Ship AS C/O Dyvi AS P.O. Box 1337 Vika N- 0112 Oslo Norway	Global Marine Systems Limited, New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex, CM2 5DP
5. Vessel’s name, call sign and flag (Cl. 1 and 3) Cable Innovator
6. Type of Vessel Cable Lay & Maintenance Vessel	7. GT/NT 14277 / 4283
8. When/Where built 1995 Kvaerner Masa, Finland	9. Total DWT (abt.) in metric tons on summer freeboard 10557
10. Classification Society (Cl. 3) ABS	11. Date of last special survey by the Vessel’s classification society November 2005
12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3)
13. Port or Place of delivery (Cl. 3)	14. Time for delivery (Cl. 4)	15. Cancelling date (Cl. 5)
Worldwide at Charterers option	Concurrently with delivery of the Vessel to Owners under MOA dated [ ]	N/A
16. Port or Place of redelivery (Cl. 15) Worldwide at Charterers option	17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15) 6 months
18. Running days’ notice if other than stated in Cl. 4	19. Frequency of dry-docking (Cl. 10(g)) In accordance with class requirements
20. Trading limits (Cl. 6) Worldwide within Institute Warranty Limits

21. Charter period (Cl. 2)	22. Charter hire (Cl. 11)

12 Years, plus 60 days, each year consists of 365 days (alt 366 days leap years), counting from the date of delivery to Owners under the relevant MoA. of even date. Charterers have the option of extending the charter period by four (4) periods each of 12 months. The optional periods to be declared latest nine (9) months prior to the commencement of each optional period. The optional period shall be at the same rate and terms as the fixed period.

USD 8,720 / day (United States Dollars Eight Thousand Seven Hundred and Twenty per day) and pro-rata inclusive of the brokerage commission identified in Box 33.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” STANDARD BAREBOAT CHARTER	PART I

23.	New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29)(Cl. 10(a)(ii))

24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV		25.	Currency and method of payment (Cl. 11) United States Dollars, by telegraphic transfer as per Owners invoice instructions

26.	Place of payment; also state beneficiary and bank account (Cl. 11) Act code: 5012.04.04430	27.	Bank guarantee/bond (sum and place) (Cl. 24) (optional) Seller’s credit, see clause 33
	Act holder: DYVI CABLE SHIP AS
	Address:
	c/o Dyvi AS
	POB 1337 Vika,
	N - 0112 Oslo,
	Norway
	Swift: DNBANOKK
	IBAN: NO74 5012 0444 430
	Bank Address:
	DnB NOR ASA,
	Stranden 21,
	N- 0021 Oslo
	NORWAY
	Ref: Dyvi Cable Ship AS

28.	Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) DVB Bank N.V.	29.

Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies)

US$ 25,000,000 (Twenty Five Million United States Dollars)

30.	Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) Not Applicable	31.

Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))

Any additional insurance required for Vessel’s trading plus at Charterers’ option any additional insurance, without limitation, provided always no less than required in Box 29.

32.	Latent defects (only to be filled in if period other than stated in Cl. 3)	33.	Brokerage commission and to whom payable (Cl. 27) US$ 25 per day to Derrick Offshore

34.	Grace period (state number of clear banking days) (Cl. 28) 5 (five) banking days	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) London, English Law, Clause 30 (A) applies

36.	War cancellation (indicate countries agreed) (Cl. 26(f)) N/A

37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) No		38.	Name and place of Builders (only to be filled in if PART III applies)

39.	Vessel’s Yard Building No. (only to be filled in if PART III applies)	40.	Date of Building Contract (only to be filled in if PART III applies)

41.	Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) b) c)

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” STANDARD BAREBOAT CHARTER	PART I

42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional)	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional)

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)	45. Country of the Underlying Registry (only to be filled in if PART V applies)

46. Number of additional clauses covering special provisions, if agreed

Clauses 32-54

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the party identified in Box 3;

“The Charterers” shall mean the party identified in Box 4;

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.

“MOA” means the Memorandum of Agreement of the date hereof between Global Marine Systems Limited as Sellers and Dyvi Cable Ship AS as Buyers.

2. Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”).

3. Delivery

(not applicable when Part III applies, as indicated in Box 37)

~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 ~~in such ready safe berth as the Charterers may direct.~~

~~(b) The vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occassioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery See also Clause 32

(not applicable when Part III applies, as indicated in Box 37)

The Vessel shall not be delivered before the date indicated in Box 14. ~~without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position.~~

5. Cancelling See also Clause 32

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b) If it appears that the Vessel will be delayed beyond the canceling date, the Owners may, as soon as they~~

~~are in position to state reasonable certainly the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within on hundred and sixty eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter, with the exception of telecommunications equipment, cable, repeaters or similar equipment.

This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

7. Surveys on Delivery and Redelivery See Clauses 35 and 49

(not applicable when Part III applies, as indicated in Box 37)

The Owners and Charterers shall each appoint Surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of ~~delivery and~~ redelivery hereunder~~. The Owners shall bear all expenses of the On hire Survey including loss of time, if any, and t~~The Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any.~~, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection

The Owners shall have the right at any time after giving reasonable notice to the Charterers, and without interfering with the operation of the Vessel, to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-

(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;

(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.

All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9. Inventories, Oil and Stores See MoA Clause 7

A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances ~~and of all consumable stores~~ on board the Vessel shall be made by the Charterers in conjunction with the Owners on Delivery and again on redelivery of the Vessel. ~~The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10. Maintenance and Operation

(a)(i)	Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii)	New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation then the cost of such repairs shall be for the account of the Charterers.

~~costing (excluding the Charterers’ loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii)	Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so, except those arising from the Owners, their representatives and/or agents.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever~~, even if for any reason appointed by the Owners.~~

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c) The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the ~~intended employment~~, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. ~~Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.~~

(e) Changes to the Vessel - Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof, such approval not to be unreasonably witheld. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter, unless before the termination of this Charter, the Charterer exercises its option under Clause 47, in which case reinstatement of the Vessel is at the sole discretion of the Charterers.

(f) Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, and shall maintain the same in good order and condition as on delivery provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted save, for those items specifically excluded from the sale as illustrated in appendix 1 of the Memorandum of Agreement. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period ~~if requested by the Owners~~. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry- dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire

(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.

(b) The Charterers shall pay to the Owners for the hire of the Vessel ~~a lump sum in the amount~~ the rate indicated in Box 22 which shall be payable ~~not later than every thirty(30) running days~~ monthly in advance, the first hire payment~~lump sum~~ being payable on the date and hour of the Vessel’s delivery to the Charterers, and the hire for the subsequent months being payable monthly thereafter. Hire shall be paid continuously throughout the Charter Period.

(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.

(d) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.

~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers’ Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.

(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

12. Mortgage

(only to apply if Box 28 has been appropriately filled in)

~~*)~~	~~(a) The Owner warrant that they have not affected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)	(b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld. The Owners shall provide prior to the Charterparty signature, and thereafter from time to time, full details of the Financial Instrument upon the Charterers request.

*)	(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).

13. Insurance and Repairs

(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers’ account.

(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. ~~The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments up to the amount shown in Box 29

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

~~14. Insurance, Repairs and Classification~~

~~(Optional, only to apply if expressly agreed and stated in Box 29~~, ~~in which event Clause 13 shall be considered deleted).~~

~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owner shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d) The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately~~

~~furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h) Should the Vessel become an actual, constructive; compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place in Charterers’ option as indicated in Box 16, ~~in such ready safe berth as the Owners may direct~~. The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel’s position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall be free of all recommendations and have her normal docking and survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

17. Indemnity

(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien

The Owners to have a lien upon all cargoes directly owned by Charterers, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation. In the event the sums paid by the Charterers under this Clause are covered by the insurances of the Vessel and payable by the insurers to the Owners, same shall be reimbursed from the Owners to the Charterers upon receipt of the relevant insurance proceeds.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale

(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

~~(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an~~

~~assignment of this Charter.~~

23. Contracts of Carriage

~~*)~~	~~(a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague Visby Rules. The documents shall also contain the New Jason Clause and the Both to Blame Collision Clause.~~

~~*)~~	~~(b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*)~~	~~Delete as applicable.~~

24. Bank Guarantee See Clause 33

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.

26. War

(a) For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

~~(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i)	to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)	to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war (whether there be a declaration of war or not) (i) between any ~~two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases~~ hire shall continue to be paid in accordance with Clause 11 ~~and except as aforesaid all other provisions of this Charter shall apply~~ until redelivery.

27. Commission

The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.

If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.

28. Termination

(a) Charterers’ Default

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

(i)	the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

(ii)	the Charterers fail to comply with the requirements of:

(1) Clause 6 (Trading Restrictions)

(2) Clause 13(a) (Insurance and Repairs) and Clause 48

provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii)	the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel’s insurance cover is not prejudiced.

(b) Owners’ Default

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c) Loss of Vessel See also Clause 38

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached between the Owners and the Charterers and with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made hereafter or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party ~~(otherwise than for the purpose of reconstruction or amalgamation)~~ or if hereafter a receiver is appointed, or if it suspends payment, ceases to carry on business or hereafter makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution

*)	(a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~*)~~	~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purpose of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*)~~	~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection at a mutually agreed place, subject to the procedures applicable there.~~

(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-

(i)	Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii)	The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii)	If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv)	The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v)	Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)	Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii)

The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BARECON 2001” Standard Bareboat Charter

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

~~(c)~~	~~If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

*)	Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

31. Notices

(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter	OPTIONAL PART

PART III

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

~~1.~~	~~Specifications and Building Contract~~

~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter signed as approved by the Charterers.~~

~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~

~~(c) The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.~~

~~However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.~~	~~Time and Place of Delivery~~

~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owner shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel~~

~~and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii) in no circumstances shall be Charters be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.~~	~~Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.~~	~~Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.~~	~~Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter	OPTIONAL PART

PART IV

HIRE/PURCHASE AGREEMENT

(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account. Any taxes, consular and other charges and expenses connected with closing of the Sellers’ register, shall be for Sellers’ account. In exchange for payment of the last~~

~~month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” Standard Bareboat Charter	OPTIONAL PART

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

~~1.~~	~~Definitions~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Characters are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~“The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~	~~Mortgage~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~3.~~	~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

c.s. “CABLE INNOVATOR”

Rider Clauses to Bareboat Charter Party dated

32. Delivery

The Owners, as Buyers, have entered into an agreement to purchase the vessel from Global Marine Systems Limited (the “Sellers”) in accordance with the Memorandum of Agreement of even date (the “MOA”) in respect of the above captioned Vessel. The Owners’ obligations to charter the Vessel to the Charterers hereunder are conditional upon delivery of the Vessel to the Owners under the MOA.

If for any reason whatsoever prior to delivery of the Vessel under the MOA, i) the MOA is cancelled or ii) should Vessel become a Total Loss prior to delivery of the Vessel under the MOA, or iii) if Vessel for any reason whatsoever is not delivered under the MOA, this Charter Party shall be automatically cancelled and considered null and void whereupon neither the Owners nor the Charterers shall have any obligations or claim against the other under this Charter, save that the Owner shall repay any part of the Sellers’ Credit relevant for this Vessel as that may have been paid.

It is agreed that delivery under the MoA and the Charter shall take place simultaneously, and, subject to the Vessel being delivered to, and taken over by the Owners pursuant to the MOA, the Charterers shall forthwith be deemed to have taken delivery of the Vessel under this Charter. As the Seller and the Charterer have close contacts with each other, no notice of estimated delivery time or place is required from the Owner under this Charter Party. The date of delivery for the purpose of this Charter shall be the date (the “Delivery Date”) when the Vessel is in fact delivered by the Sellers to the Owners pursuant to the MoA, whether that be before or after the scheduled date therefore under the MoA, and the Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter.

Owners’ obligation to Charter the Vessel to the Charterers is further conditional upon the first month’s charter hire being paid at the time of delivery and on the further conditions set out in Clause 34.

33. Charterers/Sellers Credit

The Charterers as Sellers have extended Owners as Buyers a credit of US$ 4,750,000 (Four Million, Seven Hundred and Fifty Thousand United States Dollars) (the “Sellers’ Credit”) and the terms of the Sellers’ Credit including, but not limited to, terms as to repayment, are as set out in the Sellers’ Credit Agreement between the Charterers as Sellers and the Owners as Buyers of even date herewith.

In case of total loss of the vessel the Owners shall repay the Sellers’ Credit in full, provided the payment of insurance proceeds in a sum no less than that stated in Box 29 in respect of the Total Loss is made by the Insurers and received by Owners.

The Sellers’ Credit shall serve as security for the performance of Charterers obligations under this Charter Party. In case of cancellation of this Charter due to breach of this Charter by the Charterers, the Sellers’ Credit shall be regarded as reimbursed (it being understood by all parties that this forfeiture is by way of minimum damages and not by way of penalty).

In the event of default by the Owners under this Charter, the Sellers’ Credit shall be repaid immediately to the Charterers as Sellers, and Owners shall have no claim against the Charterers as Sellers.

As security for the Sellers’ Credit, the Charterers as Sellers shall be granted a second or third (as the case may be) mortgage in the Vessel in the draft terms annexed.

34. Conditions for delivery

The obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon, prior to delivery of the Vessel under this Charter, the Charterers obtaining and presenting to the Owners the following documents:

(a)	original Good Standing Certificate of the Charterers;

(b)	certified copies of the Articles of Association for the Charterers;

(c)	original corporate resolutions of the Charterers approving the Charter;

(d)	original Power of Attorney to the Charterers’ representative(s) at Closing, duly notarised, with notary to confirm the identity and the authority of the person signing the document, and legalised or apostilled.

(e)	cover notes or certificates evidencing all insurance policies for the Vessel, showing the name of the Owners and that the interest of the mortgagee has been duly noted;

(f)	a copy of the technical managers Document of Compliance

(g)	ISM and ISPS Certificates including Safety Management Certificate and International Ship Security Certificate

(h)	Secretary’s Certificate of incumbency, naming all Directors, Officers and shareholder unless evidenced by other delivery documents.

35. Vessel’s condition on delivery

The Vessel shall be delivered under this Charter Party in the same condition and with the same equipment inventory and spare parts as it is delivered under the MOA.

The Owners as Buyers have performed a survey of the Vessel in accordance with the terms of the MOA. The Survey was carried out off Bermuda on 21st/22nd December, 2005 by superintendent Bakke of Dyvi AS. The Owners and the Charterers agree that such survey under the MOA shall constitute an on-hire survey of the Vessel under this Charter Party. The Owners shall provide the Charterers with a copy of the inspection report dated NNNNN (the “On-Hire Survey Report”) and the Charterers shall counter-sign the report as evidence of their receipt of same.

The Charterers know the vessel’s condition at the time of delivery, and expressly agree that the Vessel’s condition is acceptable in every respect and in accordance with the provisions of this Charter and notwithstanding any provision of this Charter, the Charterers shall have no claim whatsoever against the Owners under this Charter or otherwise as a result of the Vessel’s condition.

The Vessel shall be taken over strictly “as is/where is”, and notwithstanding any provisions of this Charter, the Charterers shall have no claim whatsoever against the Owners under this Charter or otherwise as a result of the Vessel’s condition. The Charterers acknowledge and agree that the Owners make no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to, seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Delivery of the Vessel to the Charterers shall be conclusive proof that, for the purpose of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at the time seaworthy, in accordance with the provisions of this Charter and as described in the On-Hire Survey Report, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers.

If any latent defect should occur, same to be repaired by the Charterers at their cost and time. The Charterers agree that the Owners shall be under no liability to supply any replacement vessel or any piece or part thereof during any period for which the vessel is unsuitable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.

36. Payment of Hire

The obligation to pay hire under this Charter Party is construed to be on “hell and high water” terms. Thus save as provided in Clause 28 (b) and Clause 37 below, the Charterers obligation to pay hire and perform any obligations under this Charter Party shall be absolute and unconditional and shall not be affected by and shall be irrespective of any contingency whatsoever including:

(a)	any right of set-off, counter-claim, withholding or deduction;

(b)	an unavailability of the Vessel for any reason including but not limited to requisition, or any restriction against or interference with the use of the Vessel or any defect in the seaworthiness or satisfactory quality, fitness for any purpose, condition, design or operation of any kind of the Vessel or the eligibility of the Vessel for any particular use or trade or the absence of any permit or other documentation required under the applicable law of any relevant jurisdiction for the chartering, use, operation or location of the Vessel or any damage to the Vessel or any part thereof; and

(c)	any other cause which would have the effect of terminating or in any way affecting any obligation of the Charterers hereunder.

37. Off-hire, set off and payments

(a)	Notwithstanding any provision to the contrary in this Charter, the Vessel shall not at any time be placed off hire except off-hire in relation to a sale covered by Clause 46 (if any), and hire shall continue to be paid by the Charterers in full for the whole and uninterrupted period from delivery until redelivery of the Vessel, or the Charterers obligation to pay hire ceases in accordance with Clause 28 (b) or 38, without any kind of set-off, deduction or counterclaim.

(b)	If the Charterers are required by any authority in any country to make any withholding or deduction from any such payment, or the Owners are required to pay any taxes or dues in any jurisdiction other than Norway, the Charterers shall make such withholding or deduction or pay such tax or due so that the Owners at all times receive and retain until taxed in Norway a net sum equal to the amount which it would have received had no such deduction or withholding been made or such due or tax be required to be made.

(c)	If, under any applicable law, any payment to be made by the Charterers hereunder is made or is recovered in a currency other than the currency in which it is payable pursuant to this Charter then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date of payment) falls short of the amount unpaid under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners against the amount of such shortfall.

38. Total Loss

(a)	In the event that the Vessel becomes a Total Loss, the Charterers shall be under no obligation to pay hire after the date of such Total Loss provided that:

(i)	the Vessel is insured in accordance with the terms of this Charter; and

(ii)	payment of insurance proceeds in respect of the Total Loss is made in a sum no less than that stated in Box 29 and received by the Owners.

(b)	In this Charter “Total Loss” shall mean:

(i)	an actual, constructive, compromised or agreed total loss of the Vessel; or

(ii)	a capture, seizure, arrest or confiscation of the Vessel by any government or by persons whether or not acting or purporting to act on behalf of any government unless the Vessel shall be released from such capture, seizure, arrest or detention in accordance with the rules of the UNITED KINGDOM MUTUAL WAR RISKS ASSOCIATION LIMITED.

(c)	In this Charter, a Total Loss shall be deemed to have occurred on:

(i)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last head of; or

(ii)	if the case of constructive or compromised total loss of the Vessel, the earliest of the date on which a notice of abandonment is given to the insurers and the date of any compromise, arrangement or agreement made with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss.

39. Attendance at dry-docking

The Charterers shall give Owners reasonable notice in advance of any dry-docking of the Vessel, and Owners shall be entitled to have a representative and a surveyor attending any such dry-docking at Owners’ expense and without interference of the Charterers’ operation and/or the Vessel’s readiness for navigation.

40. Management

The technical management of the Vessel shall be with the Charterers or such other manager as the Owners may approve during the currency of this Charter. Such approval not to be unreasonably withheld.

41. Assignments

The Owners shall, subject to the Charterers’ prior written consent, such consent not to be unreasonably withheld, have the right to assign to any and all mortgagees of the Vessel any and all of the rights, benefits and interest of the Owners in and to this Charter, including but not limited to assignments of earnings and assignment of this Charter.

If the Vessel is on long term (more than 12 months) time charter to others, the Owners will receive assignment of the time charter and the time charter earnings.

42. Boycott

The Charterers shall use their reasonable endeavours to trade the Vessel in such way that she at the time of redelivery not will be exposed to any boycott by major shipping and trading port and/or country.

43. Default

i)	In the event of Charterers default under Clause 36 above and subject to ii) below, or the Charter is terminated by the Owners according to this Charter, the Sellers’ Credit shall be forfeited.

ii)	Before the Sellers Credit becomes forfeit the Owners must give the Charterers notice of default and a 5 (five) day grace period to rectify it.

iii)	The Charterers and Owners agree that forfeiture by Charterers of the Sellers’ Credit is an agreed minimum compensation for losses that Owners may suffer. The forfeiture of the Sellers’ Credit shall, however, not prevent Owners from claiming damages if actual losses and expenses following termination of the Charter exceed the amount of forfeited Sellers’ Credit.

44. Spares/bunkers/stores

The Charterers shall not pay for bunkers, lubricating oil, water and unbroached provisions, paints, oil, ropes and other consumable stores in the Vessel on delivery which are the property of the Sellers.

The Owners shall pay for remaining bunkers and lubricating oils being the property of the Charterers at the time of redelivery unless Charterers have declared their Purchase (Call) Option in accordance with Clause 47, in which case the remaining bulkers and lubricating oils at the time of such declaration shall remain the property of the Charterers and no payment from Charterers is applicable.

45. Flag and Name

With the exception of costs incurred as a result of a transfer of the ownership in accordance with Clause 46 below during the Charter Period and the costs of initial registration of the Vessel in the name of the Owners in the United Kingdom Ship Register, which shall be paid by Owners, all costs, taxes and expenses incurred in connection with compliance with requirements from the United Kingdom authorities regarding the Vessel’s technical condition and equipment and including any and all annual taxes and fees, shall be borne by the Charterers.

46. Transfer of the Vessel

(a)	Any change in the ownership of the vessel during the Charter Period shall require the Charterers’ prior written approval, which shall not be unreasonably withheld, and shall be subject to the Charter remaining in force between the Charterers and the new owners.

(b)	The Charterers agree and undertake to enter into any such usual documents as the Owners shall reasonably require to complete or perfect the transfer of the Vessel (with the benefit and burden of this Charter) pursuant to (a) above, any costs or expenses whatsoever arising in relation thereto to be borne by the Owners.

(c)	The Charterers shall not, in the event of any transfer of the Vessel and this Charter pursuant to the foregoing provisions of this Clause 46, be liable to make any payments hereunder greater than the payments which the Charterers would have been liable to make hereunder in the absence of such transfer. The Owners undertake to indemnify and hold the Charterers harmless in respect of any such claims which may be made against the Charterers directly resulting from such sale.

(d)	The Owners shall remain ultimately responsible for the due fulfilment of the Owners obligations under this Charter Party as if they were the Owners themselves.

47. Charterers’ Repurchase Option

Charterers to have the option to purchase the Vessel upon completion of the 12 year fixed period (the “Purchase Option”). Such option to be declared latest 9 (nine) months in advance.

The purchase option price to be USD 11.000.000 (USD eleven million 00/100) net (the “Purchase Option Price”) to Owners. Upon declaring the Purchase Option, the Charterers to pay a 10% deposit as security for fulfilment of their obligations under the Purchase Option. OK

If the Charterers declare the Purchase Option, the parties shall immediately have the market value (the “Market Value”) determined by three independent shipbrokers to be mutually agreed between the parties.

If the Market Value of the Vessel is higher than the Purchase Option Price, the Charterers shall in addition to the Purchase Option Price pay to the Owners 50% of the difference between the Market Value of the Vessel and the Purchase Option Price.

If the Purchase Option is declared, the Vessel shall be delivered to the Charterers strictly as is where lies otherwise in accordance with NSF93. On delivery, the Seller’s Credit to be set off against the Purchase Option Price.

Provided the Purchase Option is not declared at the expiry of the fixed Charter Period but the Charterers declare a 12 month extension of the Charter Period in accordance with Box 21 of this Charter, then the Charterers shall have the right of declaring the Purchase Option, in accordance with this Clause. In such case the Purchase Option shall be declared no later than 9 months prior to the expiry of the relevant 12 months extension period.

For each optional 12 month extension of the Charter Period, the Purchase Option Price to be reduced by USD 2.000.000 (USD two million).

48. Insurances

The Charterers shall at all times keep the Vessel fully insured against such risks, in such amounts, on such terms and with such underwriters as the Owners reasonably may require, including but not limited to Hull & Machinery (at least 80% of the market value), Increased Value, P & I and War Risk. The insured value (except for P & I) shall at least be the higher of (i) the market value of the Vessel and (ii) 120% of USD 25,000,000 for the first year, to be reduced by USD 1,166,666 each year of the Charter Period. If the Charterers and the Owners disagree on the market value, same shall be assessed as the average of two valuations carried out by independent shipbrokers appointed by the Owners and the Charterers, the costs of such valuations to be borne equally by the Charterers and the Owners.

The Charterers hereby undertake and agree to indemnify, protect, defend, assume liability for, save and keep harmless the Owners from and against any and all liabilities whatsoever kind and nature, imposed on, incurred or suffered by, or asserted against the Owners in any way relating to or arising of the insurances of the Vessel or to incidents covered by such insurances.

The Charterers will punctually pay all insurance premiums and calls on the Vessel, timely renew the insurances and procure that annual certificates are delivered to the Owners not later than 10 business days after the required renewal of the above-mentioned insurances, evidencing that the Vessel is insured and that the Mortgagee is noted as the mortgagee in the Vessel’s insurance policies and certificates of entry with first priority.

49. Redelivery

The Off-Hire Survey referred to in Clause 7 hereof, shall take place at the port of redelivery at or about the time of redelivery.

(a)	Without prejudice to the provisions of Clause 15 hereof, the Vessel shall on redelivery to the Owners hereunder;

(i)	maintain the class ABS (or any equivalent class which the Vessel may attain pursuant to this Charter), free of conditions of class, relevant port state authorities and qualifications of any kind, and with valid, unextended certificates for not less than six (6) months; and

(ii)	be redelivered to the Owners together with all such spare parts and other equipment as are listed in the On-Hire Survey report, but always excluding those items identified in Appendix 1 of the MOA of even date. Additional spares and equipment on board, purchased for the purpose of facilitating normal and prudent operation of the Vessel, shall be deemed to be a part of the Vessel on redelivery and shall be taken over by the Owners free of charge;

(iii)	have had her underwater parts treated with anti-fouling applied in accordance with the manufacturers recommendations, to last for the ensuing period up to the next scheduled dry docking of the Vessel.

(b)	The Owners shall, during a period of thirty (30) days prior to the Redelivery Date, be entitled, at their own risk and expense, to place representatives on board the Vessel for familiarisation purposes, subject to signing of Charterers’ standard indemnity letter as annexed hereto.

Without prejudice to the generality of the provisions of Clause 8, any inspection of the Vessel carried out pursuant thereto, may include an under-water inspection of the Vessel provided that the same shall be carried out during such time as she is in port (such inspection not to interfere with or interrupt the trading of the Vessel). Such under-water inspection shall be carried out by a class-approved diver in liaison with a class surveyor at the Owners’ time and expense.

50. Representations and Warranties

The Charterers hereby represent and confirm that:

(a)	they have due corporate power and authority to enter into and perform their obligations under this Charter;

(b)	all consents, approvals or public authorisations which may be required in connection with the entering into and performance of their obligations under this Charter have been obtained;

(c)	no event that could lead to a default under this Charter has occurred;

(d)	they are not aware of any fact or circumstances in existence which could adversely affect its liability to perform its obligations under the Charter (except for the current CVA);

(e)	the entry into and performance of this Charter does not and will not during the Charter Period violate in any material respect any agreement, contract or other undertakings to which they are a party of which is binding on them or any of their assets; and

(f)	under the laws of England and Wales in force at the date hereof, they will not be required to make any deduction or withholding from any payment they may make to the Owners hereunder.

51. Undertakings

The Charterers undertake and agree with the Owners that throughout the Charter Period they will:

a)	provide the Owners with:

(i)	within 200 (two hundred) days after the close of each financial year, l(one) copy confirmed by their auditor (who shall be an authorised public accountant) of the audited balance sheets as of the close of each financial year and audited statement(s) of profit and loss and annual reports; and

(ii)	reports of the unaudited financial results in a semi-annual basis

(iii)	from time to time such additional financial or other information relating to the Charterers and their respective business as may be reasonably requested by the Mortgagee.

b)	manage their business in compliance with all relevant applicable laws, regulations and requirements;

c)	not, without the prior written consent of the Owners, reorganise, merge, de-merge or dispose of a substantial part of their business or change their business in any materially adverse respect, such consent not to be unreasonably withheld or delayed;

d)	as soon as practicable after the same are instituted, provide the Owners with details of any litigation, arbitration or administrative proceedings involving the Vessel or which are likely to have a material adverse effect on the operation of the Vessel or this Charter;

e)	promptly notify the Owners in writing of any event of default (or event of which they are aware which, with the giving of notice and/or lapse of time or other applicable condition would constitute a default);

f)	notify the Owners of:

(i)	any accident to the Vessel involving repairs where the cost is likely to exceed USD 250,000 (or the equivalent in any other currency);

(ii)	any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;

(iii)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel; and

g)	obtain all necessary ISM Code and ISPS Code documentation in connection with the Vessel and at all time be in full compliance with such Codes.

52. Termination Event

Each of the following events shall be a “Termination Event” for the purposes of this Charter;

i.	any sum payable by the Charterers under this Charter shall not be paid on its due date or (in the case only sums expressed to be payable by the Charterers on demand) within five (5) Banking Days (in Oslo, London and New York City) following the date of demand therefore; or

i.	the Charterers shall at any time fail to observe or perform any other major obligation under the Charter, and such failure to observe or perform any such obligation is either not remediable or is remediable, but is not remedied within twenty (20) days of receipt by the Charterers of written notice from the Owners requesting remedial action; or

ii.	any representation or warranty of the Charterers made (or acknowledged to have been made) by the Charterers as set out in Clause 50 shall prove to have been untrue, inaccurate or misleading in any material respect when made (and such occurrence continues unremedied for a period of twenty (20) days after receipt by the Charterers of written notice from the Owners requesting remedial action); or

iii.	the Charterers shall stop payments generally or shall cease to carry on or suspend all or a substantial part of their business or shall be unable to pay the debts, or shall admit in writing the inability to pay their debts, as they become due or shall otherwise become or be adjudicated insolvent; or

iv.	the Vessel is arrested or detained (other than for reason solely attributable to the Owners), and such arrest or detention is not lifted within fifteen (15) days (or such longer period as the Owner shall agree in the light of all the circumstances); or

v.	if any consent, authorization, licence or approval necessary for this Charter to be or remain the valid and legally binding obligation of the Charterers, or to enable the Charterers to perform their obligations hereunder, shall be materially adversely modified or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed (provided that the occurrence of such circumstances shall not give rise to a Termination Event if the same are remedied within twenty (20) days of the date of their occurrence; or

vi.	If the Charterer is in material breach of any of its obligations under the MoA.

53. Owners’ Rights On Termination

At any time after a Termination Event shall have occurred and be continuing, the Owners may, by notice to the Charterers, immediately or on such date as the Owners shall specify, terminate the chartering by the Charterers of the Vessel under this Charter, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15

54. Inconsistency

In case of any inconsistency between the standard terms of this Charter and Rider Clauses 32-54, the Rider Clauses shall prevail

IN WITNESS HEREOF the Owners and the Charterers have signed and executed TWO COPIES of this Agreement the day and year first writer.

For the Owners:	For the Charterers: